Exhibit 99.1

SANMINA-SCI RECEIVES REQUISITE CONSENTS
FROM NOTE HOLDERS IN CONSENT SOLICITATION

SEPTEMBER 7, 2006, San Jose, California. Sanmina-SCI Corporation (SANM) (the “Company”) previously announced that it was soliciting consents from the holders of the $400 million aggregate outstanding principal amount of its 6¾% Senior Subordinated Notes due 2013 (CUSIP No. 800907AJ6) and the holders of the $600 million aggregate outstanding principal amount of its 8.125% Senior Subordinated Notes due 2016 (CUSIP No. 800907AK3). In each case, the Company was requesting a waiver, until December 14, 2006, of any default or event of default that may arise by virtue of the Company’s failure to file with the Securities and Exchange Commission and furnish to the trustee and holders of notes, certain reports required to be filed by the Company under the Securities Exchange Act of 1934, as amended, as further described in the Company’s Consent Solicitation Statement dated August 21, 2006 and the related Letter of Consent.

The Company announced today that as of 5:00 p.m., New York City time, on September 6, 2006, holders of a majority of the outstanding aggregate principal amount of its 6¾% Senior Subordinated Notes due 2013 and holders of a majority of the outstanding aggregate principal amount of its 8.125% Senior Subordinated Notes due 2016 had submitted and not revoked letters of consent and that the consent solicitation period has expired. The waiver for each series of notes shall become effective following the payment of the applicable consent fee to each consenting holder of such series of notes, which the Company intends to pay on or about September 11, 2006.

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The solicitations were made solely pursuant to the Company’s Consent Solicitation Statement dated August 21, 2006 and the related Letter of Consent. Notwithstanding the Company’s receipt of the requisite consents, no assurance can be given that an event of default under the indentures will not occur in the future.

Safe Harbor Statement

The foregoing, including the discussion regarding the Company’s solicitation of consents, contains certain forward-looking statements that involve risks and uncertainties. The Company is also unable to predict the outcome of the internal investigation of the special committee of the Board of Directors, any SEC inquiry or any lawsuit or other proceeding related to the Company’s historical stock option administration policies and practices and any potential resulting impact on the Company’s financial statements or results. The Company’s actual results of operations may differ significantly from those contemplated by such forward-looking statements as a result of these and other factors, including factors set forth in the Company’s fiscal year 2005 Annual Report on Form 10-K filed on December 29, 2005 and the other reports, including quarterly reports on Form 10-Q and current reports on Form 8-K, that the Company files with the Securities Exchange Commission.

About Sanmina-SCI

Sanmina-SCI Corporation is a leading electronics contract manufacturer serving the fastest-growing segments of the global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology and multimedia and consumer sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. Information about Sanmina-SCI is available at www.sanmina-sci.com.